EXHIBIT 99.1

Spirit Airlines Reports October 2012 Traffic

Miramar, Florida (November 14, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for October 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in October 2012 increased 25.4 percent versus October 2011 on a capacity (available seat miles) increase of 26.4 percent. Load factor for October 2012 was 87.3 percent, a decrease of 0.7 points as compared to October 2011. Spirit's preliminary completion factor for October 2012 was 97.6 percent.
In October 2012, Spirit canceled 136 flights, or 19.9 million available seat miles (approximately 2.2% of October scheduled capacity), as a result of adverse weather conditions and airport closures in connection with Hurricane Sandy.  The direct impact of the storm on October revenue due to canceled flights is estimated to be about $3 million, with a net pre-tax impact of approximately $2 million.  “Beginning in late October, the storm tracked through the Caribbean and northward along the east coast to Boston, ultimately impacting the majority of our network for over a week, resulting in a significant decline in bookings.   Following the storm, consumers in the New York and Atlantic City areas continue to be adversely impacted by the destruction.  Many today are still suffering from the effects of the storm and do not have the ability, or the desire, to book their next vacation as they recover from lost time at work and focus on re-building that which was destroyed by the storm.  Additionally, New York and Atlantic City are among the largest Fort Lauderdale gateway flow markets in our network causing the impact to spread beyond direct flights to the area.  And, because we cater to discretionary leisure travelers and have a relatively short booking window, the impact of one-off natural disasters such as this exacerbates the residual impact.  While the impact to October results was relatively minor, we estimate the revenue impact for the balance of the quarter will be between $30 and $35 million,”  said Ben Baldanza, Spirit's President and Chief Executive Officer. “Our hearts go out to those who continue to deal with the devastation left in the wake of Hurricane Sandy.  I want to thank all the members of our Spirit team who worked to quickly restore our operations and continue to work to re-accommodate our customers affected by the storm.”

The following table summarizes Spirit's traffic results for the month and year-to-date ended October 31, 2012 and 2011.

	October 2012	October 2011	Change
Revenue passenger miles (RPMs) (000)	791,108	630,962	25.4%
Available seat miles (ASMs) (000)	906,420	717,167	26.4%
Load Factor	87.3%	88.0%	(0.7) pts
Passenger flight segments	852,551	707,986	20.4%
Average stage length (miles)	902	862	4.6%
Total departures	6,308	5,379	17.3%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	7,935,437	6,671,165	19.0%
Available seat miles (ASMs) (000)	9,295,001	7,765,868	19.7%
Load Factor	85.4%	85.9%	(0.5) pts
Passenger flight segments	8,628,412	7,055,370	22.3%
Average stage length (miles)	902	926	(2.6)%
Total departures	64,982	54,101	20.1%

Guidance

Fourth quarter 2012 estimated average economic fuel cost per gallon (1)	$3.26

Fourth quarter 2012 estimated fuel gallons (thousands)	36,754

Footnotes

(1)
Excludes unrealized mark-to-market (gains) and losses which are comprised of estimated non-cash adjustments to aircraft fuel expense. The Company may have unrealized mark-to-market (gains) or losses in the fourth quarter 2012, but is not yet able to estimate the amount.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for fourth quarter 2012, including expectations regarding revenue, RASM, load factor, and capacity. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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